EXHIBIT 5.1

[Letterhead of Andrews Kurth LLP]

June 27, 2007

Pinnacle Gas Resources, Inc.
1 E. Alger Street
Sheridan, Wyoming 82801

Ladies and Gentlemen:

        We have acted as counsel to Pinnacle Gas Resources, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-1 (File No. 333-133983), as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of the offering and sale by the selling stockholders named in the Registration Statement (the "Sellers") of up to an aggregate 24,845,417 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock").

        We have examined originals or copies of (i) the Registration Statement, including the form of prospectus included therein; (ii) the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on March 31, 2006; (iii) the Bylaws of the Company as in effect on the date hereof, (iv) certain resolutions of the Board of Directors of the Company and committees thereof, and (v) such other documents and records as we have deemed necessary or advisable for the purposes of this opinion. We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have not independently verified any factual matter relating to this opinion.

        We have assumed but not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

        Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares to be sold by the Sellers are validly issued, fully paid and non-assessable.

        We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus which forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement is declared effective.

                      Very truly yours,

                      /s/ ANDREWS KURTH LLP